UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 1, 2014

Massive Interactive, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	000-53892	20-8295316
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

56th Floor, 10 Lower Thames Street London EC3R 6AF, United Kingdom

(Address of Principal Executive Offices)

(214) 432-8002

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Item 2.01 Completion of Acquisition or Disposition of Assets.

On May 1, 2014, Massive Interactive, Inc. (the “Company”) consummated the purchase of all outstanding shares of Wunderkind Group Pty Ltd. (“Wunderkind”) pursuant to a Stock Purchase Agreement in exchange for a convertible promissory note(the “Promissory Note”) issued by the Company (the “Transaction”).  The principal amount of the promissory note is $5.5 million and it is convertible into 45% of the total shares of the Company common stock issued and outstanding on a fully diluted basis on the date of conversion. The Promissory Note has a term of one year and bears interest at the rate of 0.5% annually.

The Stock Purchase Agreement was entered into in accordance with the terms of a binding letter of intent (the “Letter of Intent”) with the Company’s Chief Executive Officer, Ronald Downey, as earlier disclosed in the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on April 1, 2014.  Mr. Downey is the majority shareholder of Wunderkind.  The Stock Purchase Agreement contains customary representations and warranties and covenants of each party. Breaches of the representations and warranties will be subject to customary indemnification provisions.

In accordance with the Letter of Intent, the closing of the Transaction was also subject to the Company obtaining a satisfactory fairness opinion with regard to the Transaction.  The Board of Directors of the Company has received such a fairness opinion from HighBank Securities LLC (“High Bank”), a mid-market investment bank and financial advisory firm experienced in technology and software. HighBank’s fairness opinion stated that the consideration to be paid by Wunderkind is fair from a financial point of view to the Company.

The foregoing descriptions of the Stock Purchase Agreement and Promissory Note are not purported to be complete and is qualified in its entirety by reference to the complete text of such Stock Purchase Agreement and Promissory Note attached hereto as Exhibits 10.1 and 10.2, respectively.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description

10.1	Stock Purchase Agreement among Massive Interactive, Inc., Wunderkind Group Pty Ltd. and certain selling shareholders, dated May 1, 2014.

10.2	Promissory Note among Massive Interactive, Inc. and Wunderkind Group Pty Ltd., dated May 1, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 7, 2014

Massive Interactive, Inc.

/s/ Antaine Furlong

Antaine Furlong, Chief Financial Officer